Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment AGREEMENT (this “Agreement”), effective as of May 15, 2026, (the "Effective Date"), by and between The OLB Group, Inc. (the “Company”) and Ronny Yakov (“Executive”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of OmniCommerce, Credit Card Processing, Mobile Commerce and in the FinTech space as well as software for Crowd Funding and Cryptocurrency mining (the “Business”);

WHEREAS Executive is currently employed by the Company in the capacity of Chairman, President and Chief Executive Officer; and

WHEREAS, Executive and the Company are parties to an employment agreement, dated as of January 3, 2022 (the “Prior Agreement”), and wish to amend and restate the Prior Agreement to update the terms and conditions for Executive’s continued employment by the Company as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1. Employment: The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as the President and Chief Executive Officer of the Company. Executive agrees to devote substantially all his business time, attention, and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations, and policies as are from time to time applicable to the Company’s employees. Executive agrees to refrain from engaging in any activity that does or could reasonably be deemed to conflict with the best interests of the Company. Without limiting the generality of the foregoing, Executive shall perform the duties associated with the positions of President and Chief Executive Officer, and such other duties and responsibilities as are from time to time assigned to Executive by the Board of Directors of the Company consistent with such positions. Executive's primary place of employment shall be New York, NY, with reasonable business travel permitted. Executive may perform duties remotely as mutually agreed.

2. Prior Agreements/Term:

(a) Prior Agreements. This Agreement amends, restates, supersedes and replaces the Prior Agreement and any other prior employment agreement, written or oral, between Executive and the Company. All such prior employment agreements shall cease to have any further force or effect. Executive does not, however, waive any rights to any vested compensation or benefits earned prior to the Effective Date and any deferred compensation awarded prior to the Effective Date shall continue to vest as if Executive remained continuously employed.

(b) Term. This Agreement shall commence on the Effective Date and shall expire on December 31, 2030, unless sooner terminated in accordance with Section 8 hereof; provided that commencing on January 1, 2031, and continuing on each one-year anniversary thereafter, the term of Executive’s employment under this Agreement shall be automatically extended for a period of one year unless sooner terminated in accordance with Section 8 hereof or unless either party gives written notice of intent to terminate between September 1st and November 1st of the year of prior to the next scheduled renewal date. The term of Executive’s employment under this Agreement is referred to herein as the “Term.”

3. Compensation:

(a) Salary: Executive’s salary shall be at the annual rate of Eight Hundred Thousand Dollars ($800,000) (the “Annual Salary”), payable in accordance with the Company’s regular payroll practices. Commencing on January 1, 2026, and on each January 1 thereafter during the Term, the Annual Salary shall be increased by three percent (3%) over the prior year's Annual Salary. All applicable withholding taxes shall be deducted from such payments.

(b) Incentive Bonus: In addition to the Annual Salary, Executive shall receive an annual bonus (the “Bonus”) of Four Hundred Thousand Dollars ($400,000), paid quarterly after end of each quarter based upon the achievement of performance criteria established by Executive and the Board. Commencing on January 1, 2026, and on each January 1 thereafter during the Term, the target Bonus amount shall be increased by three percent (3%) over the prior year's target Bonus amount. Any Bonus payable hereunder shall be paid in the calendar year following the calendar year to which such Bonus relates at the same time annual bonuses are paid to other senior executives of the Company, subject to Executive’s continued employment with the Company through the applicable payment date (except as otherwise provided in Section 9 hereof). All applicable withholding taxes shall be deducted from such payments.

(c) Acquisition and Milestone Bonuses: In addition to the Annual Salary and Bonus, Executive shall receive an acquisition bonus (the “Acquisition Bonus”) equal to two percent (2%) of the gross purchase price paid in connection therewith upon the closing of any acquisition directly or indirectly by the Company or its subsidiaries during the Term of any company or business (including purchases of all or substantially all of the assets of any such entity) having then existing sales of not less than three million five hundred thousand dollars ($3,500,000), the acquisition of which is identified and substantially negotiated by the Executive. Furthermore, Executive shall be entitled to additional milestone bonuses (the “Milestone Bonuses”) upon the achievement of significant corporate milestones, including but not limited to: (i) the closing of any material financing transaction raising at least $5,000,000 in gross proceeds; (ii) the completion of any spin-off of a subsidiary or business unit; (iii) the sale of material assets valued at $3,500,000 or more; (iv) a litigation in which the Company is involved (excluding a litigation in which Executive is an adverse party) resulting in an award of damages or a settlement in favor of the Company of at least $1,000,000 or more; or (v) other milestones as mutually agreed by Executive and the Board. Each Milestone Bonus shall be equal to one percent (1%) of the gross transaction value (or such other amount as determined by the Board in good faith). Any Acquisition Bonus or Milestone Bonus that becomes payable under this Section 3(c) shall be paid within thirty (30) days following the closing or achievement of the applicable milestone, subject to Executive’s continued employment with the Company through the applicable payment date (except as otherwise provided in Section 9 hereof). All applicable withholding taxes shall be deducted from such payments.

(d) Common shares: As soon as reasonably practicable following the date hereof, and on each January 1st thereafter during the Term, provided that Executive is employed by the Company on such date(s), the Company shall grant to Executive, subject to the terms and conditions of the Company’s Second Amended and Restated 2020 Share Incentive Plan and stock option agreement thereunder, Two hundred thousand (200,000) shares of the Company’s common stock will be granted quarterly.

Notwithstanding the foregoing, upon a Change in Control (as defined in Section 8(e)), all unvested Stock Options (and any other unvested equity awards held by Executive) shall immediately accelerate and become fully vested and exercisable. All Stock Options and equity awards shall include customary anti-dilution protections, adjusting for stock splits, dividends, or recapitalizations to preserve Executive's economic interest.

(e) Automobile Allowance: During the Term, the Company shall provide Executive with an automobile allowance of Three Thousand Five Hundred Dollars ($3,500) per month.

(f) Golden Parachute Protection: In the event of a Change in Control, if any payments or benefits provided to Executive under this Agreement or otherwise (including acceleration of equity) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), the Company shall pay Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any Excise Tax and any federal, state, and local income taxes on the Gross-Up Payment equals the amount Executive would have received absent the Excise Tax. All determinations shall be made by an independent accounting firm selected by the Company.

(g) Clawback. Any compensation is subject to Company clawback policies as required by law, but limited to instances of Executive's intentional misconduct or fraud, with Executive entitled to contest any clawback determination via arbitration.

4. Benefits: Executive shall be eligible to participate in such benefit plans as are, or from time-to-time hereafter may be, provided by the Company for its senior executive officers. All benefits shall be provided to Executive in accordance with the terms and conditions of such benefit plans and programs as are maintained by the Company, as such plans are amended from time to time.

5. Vacation: Executive shall be entitled to paid vacation of four (4) weeks annually, in accordance with the Company’s policies and procedures.

6. Reimbursement of Expenses: The Company will reimburse Executive for reasonable and necessary business expenses of Executive for travel, meals and similar items incurred in connection with the performance of Executive’s duties, and which are consistent with such guidelines as the Company may from time to time establish. All payments for reimbursement of such expenses shall be made to the Executive only upon the presentation to the Company of appropriate vouchers or receipts.

7. Confidentiality; Non Competition; Ownership of Works:

(a) Executive acknowledges that: (i) the Business is intensely competitive and that Executive’s employment by the Company will require that Executive have access to and knowledge of confidential information of the Company, including, but not limited to, the identity of the Company’s customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, creative ideas and concepts, computer software applications and other programs, research data, personnel information and other trade secrets (the “Confidential Information”), provided that, Confidential Information shall not include any information that is or becomes publicly available other than as a result of a disclosure by Executive in violation of this Section 7; (ii) the direct or indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; and (iii) the engaging by Executive in any of the activities prohibited by this Section 7 may constitute improper appropriation and/or use of such Confidential Information. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company. Accordingly, the Company and Executive agree as follows:

(b) For purposes of this Section 7, the Company shall be construed to include the Company and its parents and subsidiaries engaged in the Business, including any divisions managed by Executive.

(c) During Executive’s employment with the Company, and at all times after the termination of Executive’s employment by expiration of the Term or otherwise, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the Confidential Information as required by a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. Executive agrees to return all documents or other materials containing Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and immediately upon the termination of his employment for any reason.

(d) During Executive’s employment with the Company, Executive shall not engage in “Competition” with the Company. For purposes of this Agreement, Competition by Executive shall mean Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which competes directly with the Business of the Company. Notwithstanding anything to the contrary, it shall not be considered a violation of this Section 7 or any other non-competition, non-solicitation or similar covenants in favor of the Company and its affiliates for Executive to (i) following a spin-off of any subsidiary or business unit or sale of material assets of the Company, provide services to the buyer or spun-off entity following any such transaction, or (ii) invest in any business opportunity with the prior written consent of the Board (excluding Executive and any other conflicted members), subject to the Board (excluding Executive and any other conflicted members) providing written notice to Executive of its rejection of such business opportunity, and Executive requesting consent of the Board (excluding Executive and any other conflicted members) for approval of his participation in such business opportunity, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) For a period of six (6) months following the termination of Executive’s employment, except for any termination of Executive pursuant to Sections 8(a)(v) or (vi) hereof, Executive shall not engage in Competition, as defined above, with the Company in any locality or region of the United States in which the Company had operations at the time of, or within six (6) months prior to, Executive’s termination, or in which, during the six (6) month period prior to Executive’s termination, the Company had made substantial plans with the intention of establishing operations in such locality or region; provided that, it shall not be a violation of this sub-paragraph for Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires.

(f) For a period of six (6) months after he ceases to be employed hereunder by the Company, except for any termination of Executive pursuant to Sections 8(a)(v) or (vi) hereof, Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i) solicit from any customer doing business with the Company as of Executive’s termination, business of the same or of a similar nature to the business of the Company with such customer;

(ii) solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to Executive’s termination;

(iii) recruit or solicit the employment or services of, or hire, any person who was known to be employed by the Company upon termination of Executive’s employment, or within six (6) months prior thereto; or

(iv) otherwise knowingly interfere with the business or accounts of the Company.

(g) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, formulas, data, programs, processes, ideas, concepts, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, trademarkable or patentable, which are created, made, conceived or reduced to practice by the Executive, either alone, under his direction or jointly with others during the period of his employment with the Company, whether or not during normal working hours or on the premises of the Company, which (i) relate to the actual or anticipated business, activities or research of the Company, or (ii) result from or are suggested by work performed by the Executive for the Company.

8. Termination:

(a) The employment of Executive hereunder shall terminate on the first to occur of the following:

(i) the date of Executive’s death, adjudicated incompetency or adjudicated bankruptcy;

(ii) the date on which Executive shall have experienced a Disability (as defined below), and the Company gives Executive notice of termination on account of Disability;

(iii) the date on which Executive shall have engaged in conduct which constitutes Cause (as defined below), and the Company gives Executive notice of termination for Cause (subject to Executive’s cure right);

(iv) the date of the expiration of the Term if Executive shall give the Company notice of termination of Executive’s non-renewal of the Term;

(v) the date on which the Company shall give Executive notice of termination for any reason other than the reasons set forth in (i) through (iii) above (including, without limitation, the Company’s non-renewal of the Term); or

(vi) the date on which circumstances constituting Good Reason (as defined below) occur, and Executive gives the Company notice of termination for Good Reason (subject to the Company’s cure right).

(b) For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform the services required to be performed under this Agreement for one hundred and twenty (120) consecutive days during the Term. In any such event, the Company, in its sole discretion, may terminate this Agreement by giving notice to Executive of termination for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time.

(c) For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:

(i) Executive’s conviction of, confession to, or guilty or nolo contendere plea to a felony; or

(ii) if a court of competent jurisdiction determines that Executive has embezzled property of the Company;

provided that, prior to making any determination that Cause has occurred, the Company shall provide Executive with written notice describing in detail the particular conduct at issue, after which time Executive shall have no less than thirty (30) days to cure such conduct, to the extent cure is possible.

(d) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive's consent:

(i) a material reduction by the Company in Executive’s title, authority, status or responsibilities;

(ii) a reduction by the Company in the Annual Salary or Bonus;

(iii) the Company’s breach of any material term of this Agreement;

(iv) relocation of Executive's principal office to a location more than fifty (50) miles from its current location;

(v) failure to nominate Executive for re-election to the Board;

(vi) a material adverse change in Executive's reporting structure; or

(vii) the consummation of a Change in Control;

provided that, prior to making any determination that Good Reason has occurred, Executive shall provide the Company with written notice describing in detail the particular conduct at issue, after which time the Company shall have no less than thirty (30) days to cure such conduct, to the extent cure is possible. In the event of termination for Good Reason, Executive shall be entitled to the compensation and benefits set forth in Section 9(d), which are intended to be highly beneficial to Executive and may impose obligations on the Company.

(e) Change in Control: For purposes of this Agreement, "Change in Control" shall mean: (i) the sale of all or substantially all of the Company's assets; (ii) a merger or consolidation in which the Company is not the surviving entity and the Company's stockholders prior to the transaction own less than 50% of the voting power post-transaction; (iii) any transaction or series of transactions resulting in a person or group acquiring more than 50% of the Company's voting stock; or (iv) a change in the majority of the Board over a two-year period not approved by the incumbent Board. Notwithstanding anything in any award agreement or otherwise to the contrary, immediately upon a Change in Control, all of Executive’s unvested equity awards shall immediately become vested and exercisable.

9. Compensation in Event of Termination; Survival: Upon termination of Executive’s employment for any reason, this Agreement shall terminate and the Company shall have no further obligation to Executive except as set forth in this Section 9; provided that, the provisions set forth in Sections 7, 11, and 20 hereof shall remain in full force and effect after the termination of Executive’s employment. Unless otherwise specified below, all payments under this Section 9 shall be made in a lump sum within sixty (60) days after Executive’s termination of employment.

(a) In the event Executive’s employment is terminated pursuant to Sections 8(a)(i) or (ii) hereof prior to the expiration of the Term, Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of (i) any earned but unpaid Annual Salary, and payment for unused vacation days through the date of termination, (ii) any earned but unpaid Bonus for the calendar year ending on or preceding the termination date; (iii) any earned but unpaid Acquisition Bonus or Milestone Bonus, and (iv) an amount equal to the Bonus for the calendar year in which such termination occurs based on actual results, prorated to the date of such termination of employment and paid at the same time annual bonuses for such calendar year are paid to other senior executives of the Company. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any salary or other payment provided for hereunder, except as Executive may otherwise be entitled pursuant to any employee benefit plan.

(b) In the event Executive’s employment is terminated pursuant to Section 8(a)(iii) hereof prior to the expiration of the Term, Executive shall be entitled to payment of any (i) earned but unpaid Annual Salary and payment for unused vacation days; (ii) any earned but unpaid Bonus for the calendar year ending on or preceding the termination date; and (iii) any earned but unpaid Acquisition Bonus or Milestone Bonus, through the date of termination. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any salary or other payment provided for hereunder, including any portion of the Bonus, except as Executive may otherwise be entitled pursuant to any employee benefit plan.

(c) In the event Executive’s employment is terminated pursuant to Section 8(a)(iv) hereof upon expiration of the Term, Executive shall be entitled to receive, as his sole and exclusive remedy, (i) any earned but unpaid Annual Salary, and payment for unused vacation days through the date of termination; (ii) any earned but unpaid Bonus for the calendar year ending on or preceding the termination date; and (iii) any earned but unpaid Acquisition Bonus or Milestone Bonus.

(d) In the event Executive’s employment is terminated pursuant to Sections 8(a)(v) or (vi) hereof (including, for avoidance of doubt, termination for Good Reason or the Company’s non-renewal of the Term), Executive shall be entitled to receive, as his sole and exclusive remedy, (i) severance pay equal to two (2) times the Annual Salary (at the then-current rate) plus two (2) times the target Bonus (provided that if such termination occurs within twelve (12) months following a Change in Control, such severance shall be increased to three (3) times the Annual Salary plus three (3) times the target Bonus); (ii) any earned but unpaid Bonus for the calendar year ending on or preceding the termination date; (iii) any earned but unpaid Acquisition Bonus or Milestone Bonus; (iv) an amount equal to the Bonus for the calendar year in which such termination occurs based on actual results, prorated to the date of such termination of employment and paid at the same time annual bonuses for such calendar year are paid to other senior executives of the Company; (iv) immediate acceleration and vesting of all unvested equity awards; and (v) a payment equal to eighteen (18) months of premiums for continued participation in the Company’s group health plan under COBRA, at the Company’s expense, for Executive and his eligible dependents. Executive shall have no duty to mitigate damages by seeking alternative employment following any such termination.

10. Successors and Assigns; Binding Agreement: This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

11. Return of Company Property: Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any other materials or equipment supplied by the Company to Executive.

12. Entire Agreement: This Agreement, together with the Stock Option agreements referenced in Section 3(d) hereof, sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them, and neither party shall be bound by any term or condition with respect to the subject matter of this Agreement other than as expressly set forth or provided for herein. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

13. Each Party the Drafter: This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

14. Waiver: The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

15. Severability: In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

16. Notices: Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to the Company:

The OLB Group, Inc.

1120 Avenue of the Americas, 4th Floor

New York, New York 10036

Attn: Board of Directors

If to Executive:

Mr. Ronny Yakov

1120 Avenue of the Americas, 4th Floor

New York, New York 10036

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

17. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules.

18. Descriptive Headings: The paragraph headings and recitals contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19. Counterparts: This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

20. Additional Provisions:

(a) Indemnification and D&O Insurance: The Company shall indemnify Executive to the fullest extent permitted by applicable law and the Company's bylaws for any claims arising from his service as an officer or director. The Company shall maintain D&O liability insurance covering Executive during the Term and for six (6) years thereafter, at levels no less favorable than for other senior executives.

(b) Non-Disparagement; Cooperation: Each party agrees not to make disparaging statements about the other. Executive agrees to reasonably cooperate with the Company post-termination, during normal business hours and at reasonable times and locations, in investigations or litigation, subject to reimbursement of expenses and payment of a fee equal to Seven Hundred Fifty Dollars ($750) per hour; provided that the Company will make reasonable efforts to minimize disruption of Executive’s other activities and that any such cooperation will be conducted telephonically whenever possible and in person only when necessary.

(c) Arbitration: Any disputes arising under this Agreement shall be resolved by confidential binding arbitration in New York, NY, under American Arbitration Association rules. The prevailing party shall be entitled to reasonable attorney's fees and costs.

(d) Section 409A Compliance:

(i) This Agreement is intended to comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that is considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee,” then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 20(d)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A offset any payment or benefit or be subject to offset by any other payment or benefit unless otherwise permitted by Code Section 409A.

(e) Life Insurance: The Company shall provide Executive with life insurance coverage equal to two (2) times his Annual Salary, with Executive designating the beneficiary.

(f) Tax Gross-Up. If any payments or benefits under this Agreement are subject to taxes (other than income taxes), including under Code Section 409A, the Company shall gross-up such payments so Executive receives the net intended amount after taxes.

(g) Anti-Retaliation. The Company shall not retaliate against Executive for any good-faith reporting of suspected violations of law, regulations, or Company policies, including under whistleblower protections of the Sarbanes-Oxley Act or Dodd-Frank Act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

THE OLB GROUP, INC.		EXECUTIVE:

By:	/s/ Rachel Boulds	By:	/s/ Ronny Yakov
Name:	Rachel Boulds		Ronny Yakov, individually
Title:	Chief Financial Officer